Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2012 Results

Company Announces $0.05 Increase in Regular Quarterly Cash Dividend to $0.51 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 31, 2013--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $47.9 million for the fourth quarter and $183.3 million for the year;
  Record cash collections in the fourth quarter of $53.2 million, compared with previous record of $46.1 million in the third quarter of 2011;
  Earnings per diluted share of $0.83 for the fourth quarter and $2.71 for the year;
  Cash provided by operations of $14.3 million for the fourth quarter and $32.2 million for the year;
  Quarterly dividend of $0.51 per share, an increase of $0.05 per share; and
  Formation of TruBridge, LLC.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2012.

The Company also announced that its Board of Directors has approved an increase in the regular quarterly cash dividend of $0.05 to $0.51 (fifty-one cents) per share, payable on February 22, 2013, to stockholders of record as of the close of business on February 7, 2013.

Total revenues for the fourth quarter ended December 31, 2012, were $47.9 million, compared with total revenues of $42.2 million for the prior-year fourth quarter. Net income for the quarter ended December 31, 2012, increased 39% to $9.1 million, or $0.83 per diluted share, compared with $6.6 million, or $0.59 per diluted share, for the quarter ended December 31, 2011. Cash provided by operations for the fourth quarter of 2012 was $14.3 million, compared with $9.3 million for the prior-year fourth quarter. Cash collections for the fourth quarter ended December 31, 2012, were $53.2 million, compared with cash collections of $44.3 million for the prior-year fourth quarter.

During the fourth quarter of 2012, the Company recorded a tax benefit of $1.6 million for tax deductions not previously recognized for tax years 2005 through 2010 related to increased IRC Section 199 Domestic Production Activities Deductions.

Total revenues for the year ended December 31, 2012, were $183.3 million, compared with total revenues of $173.5 million for the prior year. Net income for the year ended December 31, 2012, increased 16% to $30.0 million, or $2.71 per diluted share, compared with $25.8 million, or $2.34 per diluted share, for the year ended December 31, 2011. Cash provided by operations for 2012 was $32.2 million, compared with $33.5 million for the prior year. Cash collections for 2012 were $184.0 million, compared with cash collections of $179.3 million for the prior year.

During 2012, the Company installed systems under contracts for which a portion of the consideration will be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. The total accumulated unrecognized revenue related to such contracts as of December 31, 2012, was approximately $7.1 million.

For 2013, the Company anticipates total revenues of $194.0 million to $206.0 million and net income of approximately $31.0 million to $33.0 million, or $2.80 to $2.98 per diluted share. CPSI’s 12-month backlog as of December 31, 2012, was $149.3 million, consisting of $42.4 million in non-recurring system purchases and $106.9 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

Earlier this week, the Company announced the formation of TruBridge, LLC, a wholly owned subsidiary of CPSI. TruBridge will provide business services, consulting services and managed information technology services targeted specifically at rural and community healthcare organizations. The new subsidiary will provide services to a broad healthcare market, regardless of the organization’s IT vendor. For more information, visit www.trubridge.net.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2012 conference call will be available on-line at www.cpsinet.com and www.earnings.com on February 1, 2013, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s wholly owned subsidiary, TruBridge, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. CPSI’s staff of over 1,400 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements, including with respect to CPSI’s expectations for growing TruBridge, LLC (“TruBridge”), a wholly owned subsidiary of CPSI, and successfully providing and expanding its service offerings. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: the effectiveness of the strategy of moving CPSI’s business management services to TruBridge; overall business and economic conditions affecting the healthcare industry; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; government regulation of the healthcare and health insurance industries; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales revenues:
System sales	$20,089	$15,445	$72,553	$70,644
Support and maintenance	18,321	17,994	73,026	67,557
Business management services	9,505	8,773	37,730	35,275
Total sales revenues	47,915	42,212	183,309	173,476

Cost of sales:
System sales	12,912	11,107	49,019	47,603
Support and maintenance	8,036	7,489	31,119	27,239
Business management services	5,727	4,974	22,510	19,223
Total cost of sales	26,675	23,570	102,648	94,065
Gross profit	21,240	18,642	80,661	79,411

Operating expenses:
Sales and marketing	3,630	3,041	14,290	13,413
General and administrative	5,248	5,074	25,094	24,703
Total operating expenses	8,878	8,115	39,384	38,116

Operating income	12,362	10,527	41,277	41,295
Other income, net	110	175	721	667
Income before taxes	12,472	10,702	41,998	41,962
Provision for income taxes	3,333	4,147	12,025	16,129
Net income	$9,139	$6,555	$29,973	$25,833

Basic earnings per share	$0.83	$0.59	$2.71	$2.34
Diluted earnings per share	$0.83	$0.59	$2.71	$2.34

Weighted average shares outstanding:
Basic	11,074	11,063	11,066	11,034
Diluted	11,074	11,063	11,066	11,034

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Balance Sheets (in thousands)

	Dec. 31, 2012	Dec. 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,913	$6,664
Investments	10,675	16,487
Accounts receivable, net of allowance for doubtful accounts of $1,124 and $1,276, respectively	19,705	21,521
Financing receivables, current portion (net)	4,618	3,781
Inventory	1,682	1,839
Deferred tax assets	2,464	2,544
Prepaid income taxes	1,809	835
Prepaid expenses and other	1,081	498
Total current assets	50,947	54,169

Financing receivables, long-term (net)	7,863	4,057
Property and equipment	26,528	30,745
Accumulated depreciation	(7,498)	(13,326)
Total assets	$77,840	$75,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,980	$2,469
Deferred revenue	7,453	5,590
Accrued vacation	3,506	3,212
Other accrued liabilities	4,522	5,400
Total current liabilities	18,461	16,671

Deferred tax liabilities	2,177	1,590

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,078 and 11,063 shares issued and outstanding	11	11
Additional paid-in capital	32,848	31,582
Accumulated other comprehensive income	28	7
Retained earnings	24,315	25,784
Total stockholders’ equity	57,202	57,384
Total liabilities and stockholders’ equity	$77,840	$75,645

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash Flow Information
Net cash provided by operating activities	$14,252	$9,341	$32,207	$33,540
Net cash provided by (used in) investing activities	4,952	(9,867)	1,482	(14,025)
Net cash used in financing activities	(16,122)	(3,969)	(31,440)	(15,790)

Free Cash Flow
Net cash provided by operating activities	$14,252	$9,341	$32,207	$33,540
Less: Purchases of capital assets	(2,039)	(9,840)	(4,363)	(10,847)
Free cash flow	$12,213	$(499)	$27,844	$22,693

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer